UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2013

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Directors
On March 27, 2013, John S. Heller and Joel T. Trammell were elected to serve on the board of directors (the “Board”) of Black Box Corporation (the “Company”) effective immediately. Each of Messrs. Heller and Trammell is independent as defined in the applicable listing standards of The Nasdaq Stock Market LLC. Board committee assignments for Messrs. Heller and Trammell have not yet been determined.
Mr. Heller retired from Caterpillar Inc. (manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives) in February 2012. He held a number of positions of increasing responsibility at Caterpillar during a 38-year career, last serving as Vice President and Chief Information Officer for more than the last 5 years. He is a graduate of Millikin University with a bachelor's degree in Business Administration and holds an M.B.A. from the University of Illinois.
Mr. Trammell is a Managing Partner of Lone Rock Technology Group (private equity) since 2011. Mr. Trammell was a founder and the CEO of CacheIQ, Inc. (network computing) from June 2010 until it was acquired by NetApp, Inc. in November 2012. Previously, he was a founder and served as the CEO of NetQoS, Inc. (network management software and services) from June 2000 to November 2009. Mr. Trammell is a graduate of Louisiana Tech University with a Bachelor of Science degree in Electrical Engineering.
Messrs. Heller and Trammell will receive compensation payable to non-employee directors as summarized in Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012.
New CEO Agreement
As previously disclosed, Michael McAndrew became the Company's Chief Executive Officer and joined the Board as a director effective April 1, 2013, succeeding Terry Blakemore who will remain on the Board until the 2013 annual meeting of stockholders.
In connection therewith, on March 27, 2013, the Compensation Committee of the Board recommended that the Board approve, and the Board approved, a new agreement for Mr. McAndrew that supersedes, effective April 1, 2013, his previous agreement dated December 26, 2008.
The new agreement provides for severance payments to Mr. McAndrew upon termination of employment by the Company (other than due to death, disability, retirement or for cause) or by Mr. McAndrew for good reason (i.e., a material diminution in base compensation, authority, duties or responsibilities) prior to a change-in-control of the Company. The severance owed in this case is a lump sum payment of not less than twelve (12) months' base salary and not more than the amount of base salary remaining to be paid to Mr. McAndrew to the third anniversary of the date of the agreement.
This agreement also provides for severance payments to Mr. McAndrew upon termination of employment by the Company (other than due to death, disability, retirement or for cause) or by Mr. McAndrew for good reason (i.e., a material diminution in base compensation, authority, duties or responsibilities or a relocation), in each case within two (2) years following a change-in-control of the Company. The amount of severance obligation owed in this case generally is an amount equal to three (3) times Mr. McAndrew's annual base salary and average incentive bonus received over the preceding three (3) years plus the amount that would be paid under any existing long-term incentive plan. In addition, if severance is owed under the scenario described in this paragraph, (i) all stock options held by the executive which did not immediately vest and/or become exercisable upon the occurrence of a change-in-control will vest and remain outstanding for their stated term, not to exceed ten (10) years and (ii) to the extent permitted by applicable law and the medical insurance and benefits policies to which Mr. McAndrew is entitled to participate, the Company will maintain Mr. McAndrew's paid coverage for health insurance (through the payment of Mr. McAndrew's insurance premiums) generally for eighteen (18) months. Such payments are not required to be “grossed up” for the effect of any excise taxes that might be due under Section 280G of the Internal Revenue Code.

The agreement also contains provisions relating to non-disclosure of the Company's proprietary information, assignment of intellectual property rights to the Company and non-competition with the Company for a period of five (5) years following termination of employment with the Company. The term of the agreement is five (5) years with an evergreen renewal on a one-year basis thereafter, absent notice of non-renewal six (6) months prior to the renewal date. The foregoing summary of the new agreement is qualified in its entirety by reference to the agreement with Mr. McAndrew attached hereto as Exhibit 10.1 and incorporated herein by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No...........Description

10.1......................Agreement between the Company and Michael McAndrew

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BLACK BOX CORPORATION

Date: April 2, 2013

By: /s/ Timothy C. Huffmyer
Timothy C. Huffmyer
Vice President, Chief Financial Officer
and Treasurer (Principal Accounting Officer)

Exhibit Index
Exhibit No...........Description
10.1......................Agreement between the Company and Michael McAndrew